UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: September 30, 2010
(Date of earliest event reported)
PAYCHEX, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State of or other jurisdiction of incorporation)	0-11330 (Commission File Number)	16-1124166 (IRS Employer Identification Number)

911 PANORAMA TRAIL SOUTH, ROCHESTER, NEW YORK	14625-2396
(Address of principal executive offices)	(Zip Code)
(585) 385-6666
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
On September 30, 2010, the Paychex, Inc. (the “Company”) Board of Directors (the “Board”) announced their appointment of Martin Mucci as President and Chief Executive Officer of the Company. Mr. Mucci previously served as the Company’s Senior Vice President, Operations. Mr. Mucci joined Paychex in October 2002 as Senior Vice President. Prior to joining Paychex, Mr. Mucci served as Chief Executive Officer of Frontier Telephone of Rochester, Inc. and President of Telephone Operations for Frontier Communications.
Mr. Mucci holds a bachelor’s degree in accounting from St. John Fisher College in Rochester, New York and received a master’s degree in business administration through the Executive Development Program at the University of Rochester’s William E. Simon Graduate School of Business.
Mr. Mucci is a member of the Board of Directors of Cbeyond, Inc., a publicly held company providing voice over internet protocol-based managed services to small businesses. He is currently chairman of the St. John Fisher College Board of Trustees, and also serves as the chairman of the Catholic Family Center Board of Governors.
With Mr. Mucci’s appointment, the interim executive committee has been dissolved. That committee had been comprised of Delbert M. Humenik, Senior Vice President, Sales and Marketing; John M. Morphy, Senior Vice President, Chief Financial Officer; and Martin Mucci, Senior Vice President, Operations. Chairman of the Board, B. Thomas Golisano, and the Board had provided oversight for the executive committee.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS
The following exhibit relating to Item 5.02 of this Current Report on Form 8-K is furnished herewith:
Exhibit 99.1 Press Release of Paychex, Inc. dated September 30, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
PAYCHEX, INC.

Date: September 30, 2010	/s/ John M. Morphy
John M. Morphy
Senior Vice President, Chief Financial Officer, and Secretary

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